UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)

                                (AMENDMENT NO. 1)

                           PALATIN TECHNOLOGIES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    696077304
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)


                       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)


___________________

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 696077304                   13G                     Page 2 of 19 Pages



--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments, L.P.         04-3428180

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                    (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     1,406,949
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     1,406,949
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,406,949
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                               |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.4%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                     Page 3 of 19 Pages

--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Companion Fund, L.P. 04-3428725

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                    (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     17,938
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     17,938
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,938
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                     Page 4 of 19 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments II, L.P. 22-3764772

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**       (a)  |_|
                                                                   (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     3,473,010
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     3,473,010
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,473,010
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                               |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.8%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                     Page 5 of 19 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Investments II Advisors Fund, L.P. 22-3784567

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**      (a)  |_|
                                                                  (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     84,275
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     84,275
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          84,275
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                             |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                     Page 6 of 19 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Associates LLC            04-3428185

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                    (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     1,424,887
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     1,424,887
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,424,887
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                               |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.4%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO*
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                     Page 7 of 19 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   ProQuest Associates II LLC         22-3764735

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**       (a)  |_|
                                                                   (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     3,557,285
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     3,557,285
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,557,285
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                             |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                     Page 8 of 19 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Jay Moorin

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**     (a)  |_|
                                                                 (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     4,982,172
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     4,982,172
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,982,172
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                     Page 9 of 19 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Alain Schreiber

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**     (a)  |_|
                                                                 (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Resident Alien
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     4,982,172
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     4,982,172
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,982,172
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                    Page 10 of 19 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Joyce Tsang

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**       (a)  |_|
                                                                   (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     4,982,172
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     4,982,172
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,982,172
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                    Page 11 of 19 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Pasquale DeAngelis

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**       (a)  |_|
                                                                   (b)  |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------- -------- -------------------------------------------
                            5.       SOLE VOTING POWER NUMBER OF
        SHARES
                                     -0-
     BENEFICIALLY           -------- -------------------------------------------
                            6.       SHARED VOTING POWER
       OWNED BY
                                     4,982,172
         EACH               -------- -------------------------------------------
                            7.       SOLE DISPOSITIVE POWER
      REPORTING
                                     -0-
     PERSON WITH            -------- -------------------------------------------
                            8.       SHARED DISPOSITIVE POWER

                                     4,982,172
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,982,172
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                              |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 696077304                   13G                    Page 12 of 19 Pages


ITEM 1(A).        NAME OF ISSUER.

         Palatin Technologies, Inc. (the "Company").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         The Company's principal executive offices are located at 4C Cedarbrook Drive, Cranbury, New Jersey 08512.

ITEMS 2(A).       NAME OF PERSON FILING.

         This statement is filed on behalf of the following persons with respect to shares of commons stock of the Company and warrants to purchase shares of commons stock of the Company purchased by such persons (collectively, the "Shares"):

         (i)  ProQuest   Investments,   L.P.,  a  Delaware  limited  partnership
("Investments"), with respect to Shares beneficially owned by it;

         (ii) ProQuest Companion Fund, L.P., a Delaware limited partnership ("Companion Fund"), with respect to Shares beneficially owned by it;

         (iii) ProQuest Investments II, L.P., a Delaware limited partnership ("Investments II"), with respect to Shares beneficially owned by it;

         (iv) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

         (v) ProQuest Associates LLC, a Delaware limited liability company ("Associates"), as General Partner of Investments and Companion Fund, with respect to Shares beneficially owned by Investments and Companion Fund;

         (vi) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

         (vii)  Jay  Moorin,  an  individual  and a  member  of  Associates  and
Associates  II  ("Moorin"),   with  respect  to  Shares  beneficially  owned  by
Investments, Companion Fund, Investments II and Advisors Fund;

         (viii) Alain Schreiber, an individual and a member of Associates and Associates II ("Schreiber"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund;

         (ix)  Joyce  Tsang,  an  individual  and a  member  of  Associates  and
Associates  II  ("Tsang"),   with  respect  to  Shares   beneficially  owned  by
Investments, Companion Fund, Investments II and Advisors Fund; and

CUSIP No. 696077304                   13G                    Page 13 of 19 Pages


         (x) Pasquale DeAngelis, an individual and a member of Associates and Associates II ("DeAngelis"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund.

         The foregoing persons hereinafter are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         The address of the principal business office of each of the Reporting Persons is 90 Nassau Street, 5th Floor, Princeton, New Jersey 08542.

ITEM 2(C).        CITIZENSHIP.

         Mr. Moorin, Ms. Tsang and Mr. DeAngelis are United States citizens. Mr. Schreiber is a United States resident alien. Investments, Companion Fund, Investments II and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware. Associates and Associates II are Delaware limited liability companies organized under the laws of the State of Delaware.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

         Common stock, par value $.01 per share.

ITEM 2(E).        CUSIP NUMBER.

         696077304.

ITEM 3.

         If this  statement is filed  pursuant to Rules 13d-1(b) or 13d- 2(b) or
(c), check whether the person filing is a:

         (a) |_| Broker or dealer registered under Section 15 of the Act,

         (b)          |_| Bank as defined in Section 3(a)(6) of the Act,

         (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

         (e)          |_|  Investment  Adviser  in  accordance  with Rule  13d-1
                      (b)(1)(ii)(E),

         (f) |_| Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

CUSIP No. 696077304                   13G                    Page 14 of 19 Pages


         (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

         (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

         (i)          |_| Church Plan that is excluded from the definition of an
                      investment   company   under   Section   3(c)(14)  of  the
                      Investment Company Act of 1940,

         (j)          |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to 13d-1(c), check this box: |X|

ITEM 4.           OWNERSHIP.

         The percentages used herein and in the rest of Item 4 are calculated based upon the 59,223,054 shares issued and outstanding as of January 31, 2006 based upon the Company's Form 10-Q for the quarterly period ended December 31, 2005. As of the close of business on December 31, 2005, the Reporting Persons owned Shares in the amounts and percentages listed below:

         A. PROQUEST INVESTMENTS, L.P.

         (a) Amount beneficially owned: 1,406,949

         (b) Percent of class: 2.4%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 1,406,949

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or direct  the  disposition:
                        1,406,949

         B.       PROQUEST COMPANION FUND, L.P.

         (a) Amount beneficially owned: 17,938

         (b) Percent of class: .1%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 17,938

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared power to dispose or direct the disposition:
                        17,938

CUSIP No. 696077304                   13G                    Page 15 of 19 Pages


         C.       PROQUEST INVESTMENTS II, L.P.

         (a) Amount beneficially owned: 3,473,010

         (b) Percent of class: 5.8%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 3,473,010

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        3,473,010

         D.       PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

         (a) Amount beneficially owned: 84,275

         (b) Percent of class: .1%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 84,275

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared power to dispose or direct the disposition:
                        84,275

         E.       PROQUEST ASSOCIATES LLC

         (a) Amount beneficially owned: 1,424,887

         (b) Percent of class: 2.4%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 1,424,887

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        1,424,887

         F.       PROQUEST ASSOCIATES II LLC

         (a) Amount beneficially owned: 3,557,285

         (b) Percent of class: 5.9%

         (c) (i) Sole power to vote or direct the vote: -0-

CUSIP No. 696077304                   13G                    Page 16 of 19 Pages


                  (ii)  Shared power to vote or direct the vote: 3,557,285

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        3,557,285

         G.       JAY MOORIN

         (a) Amount beneficially owned: 4,982,172

         (b) Percent of class: 8.2%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 4,982,172

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        4,982,172

         H.       ALAIN SCHREIBER

         (a) Amount beneficially owned: 4,982,172

         (b) Percent of class: 8.2%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 4,982,172

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        4,982,172

         I.       JOYCE TSANG

         (a) Amount beneficially owned: 4,982,172

         (b) Percent of class: 8.2%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 4,982,172

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        4,982,172

CUSIP No. 696077304                   13G                    Page 17 of 19 Pages


         J.       PASQUALE DEANGELIS

         (a) Amount beneficially owned: 4,982,172

         (b) Percent of class: 8.2%

         (c) (i) Sole power to vote or direct the vote: -0-

                  (ii)  Shared power to vote or direct the vote: 4,982,172

                  (iii) Sole power to dispose or direct the disposition: -0-

                  (iv)  Shared  power to  dispose  or  direct  the  disposition:
                        4,982,172

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of the Shares which represents more than five percent of the number of outstanding shares of the Shares.

ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10.       CERTIFICATIONS.

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 696077304                   13G                    Page 18 of 19 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2006

                                        /S/PASQUALE DEANGELIS
                                        ----------------------------------------
                                        Pasquale DeAngelis,  individually,  as a
                                        member of  ProQuest  Associates  LLC and
                                        ProQuest  Associates II LLC, as a member
                                        of ProQuest  Associates LLC on behalf of
                                        ProQuest Investments,  L.P. and ProQuest
                                        Companion Fund, L.P., and as a member of
                                        ProQuest  Associates II LLC on behalf of
                                        ProQuest   Investments   II,  L.P.   and
                                        ProQuest  Investments  II Advisors Fund,
                                        L.P.


                                             *
                                        ----------------------------------------
                                        Jay Moorin, individually, as a member of
                                        ProQuest  Associates  LLC on  behalf  of
                                        ProQuest Investments,  L.P. and ProQuest
                                        Companion Fund, L.P.; and as a member of
                                        ProQuest  Associates II LLC on behalf of
                                        ProQuest   Investments   II,  L.P.   and
                                        ProQuest  Investments  II Advisors Fund,
                                        L.P.


                                             *
                                        ----------------------------------------
                                        Alain  Schreiber,   individually,  as  a
                                        member of ProQuest Associates LLC on behalf of ProQuest Investments, L.P. and ProQuest Companion Fund, L.P.; and as a member of ProQuest Associates II LLC on behalf of ProQuest Investments II, L.P. and ProQuest Investments II Advisors Fund, L.P.


                                             *
                                        ----------------------------------------
                                        Joyce Tsang,  individually,  as a member
                                        of ProQuest  Associates LLC on behalf of
                                        ProQuest Investments,  L.P. and ProQuest
                                        Companion Fund, L.P.; and as a member of
                                        ProQuest  Associates II LLC on behalf of
                                        ProQuest   Investments   II,  L.P.   and
                                        ProQuest  Investments  II Advisors Fund,
                                        L.P.

*By:   /S/ PASQUALE DEANGELIS
       -----------------------
       Pasquale DeAngelis,
       Attorney-in-Fact Power of
       attorney filed herewith.

CUSIP No. 696077304                   13G                    Page 19 of 19 Pages


                                  Index Exhibit

                                  SCHEDULE 13G

EXHIBIT NUMBER    EXHIBIT DESCRIPTION

99.1              Joint Filing Agreement

99.2              Power of Attorney